Exhibit 12.1


CENEX HARVEST STATES COOPERATIVES
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

                                                                                                        THREE MONTHS
                                                                                                            ENDED       YEAR ENDED
                                                                     YEARS ENDED AUGUST 31,               AUGUST 31,      MAY 31,
                          (IN THOUSANDS)                 2002         2001         2000         1999         1998          1998
                                                       -------      -------      -------      -------      -------       -------
EARNINGS:

Income before income taxes                           $ 144,838    $ 152,954    $  91,268    $  92,980    $  18,831    $ 196,916

ADD:
Minority interests                                      15,390       35,098       24,546       10,017        3,252        6,880
Fixed charges, as shown below                           57,647       77,267       75,085       56,221       15,963       47,532
Redemptions received from equity method investees       37,689       30,104       41,250        8,829          360       12,686
Redemptions received from cooperatives and other
  investments                                            6,310        1,672        2,638        2,412           31       17,247

SUBTRACT:
Equity in income of investees                          (58,133)     (28,494)     (28,325)     (22,363)       9,142       (8,381)
Noncash patronage refunds                               (2,327)      (3,896)      (6,825)      (4,848)      (9,305)     (61,732)
Interest capitalized                                    (2,105)      (1,244)      (2,709)      (1,733)        (439)      (1,838)
                                                       ------------------------------------------------------------------------
           EARNINGS AS ADJUSTED                      $ 199,309    $ 263,461    $ 196,928    $ 141,515    $  37,835    $ 209,310
                                                       ========================================================================

FIXED CHARGES:
Interest                                             $  44,560    $  62,680    $  60,275    $  44,171    $  12,749    $  36,459
Amortization of debt costs expensed or capitalized       3,030        2,747        2,116        2,131          344          899
Appropriate portion (1/3) of rent expense               10,057       11,840       12,694        9,919        2,870       10,174
                                                       ------------------------------------------------------------------------
          TOTAL FIXED CHARGES                           57,647       77,267       75,085       56,221       15,963       47,532
                                                       ------------------------------------------------------------------------

                                                       ------------------------------------------------------------------------
PREFERRED DIVIDEND FACTOR:                                 276           --           --           --           --           --
                                                       ------------------------------------------------------------------------

COMBINED FIXED CHARGES AND PREFERRED
                                                       ------------------------------------------------------------------------
    STOCK DIVIDENDS                                  $  57,923    $  77,267    $  75,085    $  56,221    $  15,963    $  47,532
                                                       ========================================================================

RATIO                                                     3.4x         3.4x         2.6x         2.5x         2.4x         4.4x